Enterprise CPAs, Ltd.
Certified Public Accountants
209 West 23rd Street, Suite 2
Chicago, IL 60616
Telephone (312) 326-3412

To the Board of Directors
CIS World, Inc.

We hereby consent to the incorporation in this Registration Statement on Form S-1, of our audited report dated on June 30, 2011 for the balance sheets of CIS World, Inc. as of December 31, 2010, 2009, and the related consolidated statements of loss, shareholders’ equity, and statements of cash flows for year ended December 31, 2010, 2009, and the cumulative period November 9, 2007 (date of inception) through December 31, 2010.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ Enterprise CPAs, Ltd.

Enterprise CPAs, Ltd.
Certified Public Accountants
Chicago, IL

June 30, 2011